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                                  EXHIBIT 11.1

             Statement Regarding Computation of Per Share Earnings
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Computation of Earnings Per Share
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The following formula was used to calculate the earnings per share,
Consolidated Statements of Income for the three months ended and six months ended June 30, 1997 and 1996, included in this report as Exhibit 13.

Net Income /
Weighted average shares of common stock outstanding for the period

                              Three months ended
                                   June 30,
                                1997      1996
                              -------    -------

Weighted Average
Shares Outstanding            806,107    806,107

Net Income                    474,485    405,277

Per Share Amount                  .59        .50


                                Six months ended
                                   June 30,
                                1997      1996
                              -------    -------

Weighted Average
Shares Outstanding            806,107    806,107

Net Income                    951,092    779,638

Per Share Amount                 1.18        .97


No common stock equivalents exist, therefore primary and fully diluted earnings per share are the same.